LUMINA RESOURCES CORP

(An Exploration Stage Enterprise)

CONSOLIDATED FINANCIAL STATEMENTS (Restated)

MARCH 31, 2006 and 2005

TSX: LUR

www.luminaresources.com

F17.3-1

Grant Thornton LLP
Chartered Accountants
Management Consultants

Report of Independent Registered Chartered Accounting Firm

To the Shareholders of Lumina Resources Corp.

We have audited the accompanying consolidated balance sheets of Lumina Resources Corp. (An Exploration Stage Enterprise) and subsidiaries, as at March 31, 2006 and 2005 and the consolidated statements of operations and deficit and cash flows for the year ended March 31, 2006 and for the period from inception (February 28, 2005) to March 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States) and auditing standards generally accepted in Canada. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of internal controls over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lumina Resources Corp. and subsidiaries as at March 31, 2006 and 2005 and the results of their operations and their cash flows for the year ended March 31, 2006 and for the period from inception (February 28, 2005) to March 31, 2005 in accordance with Canadian generally accepted accounting principles.

Canadian generally accepted accounting principles vary in certain respects from accounting principles generally accepted in the United States of America. Information related to the nature of effect of these differences is presented in Note 13 to the consolidated financial statements.

Our previous report dated May 12, 2006 has been withdrawn and the financial statements have been restated as explained in Note 1(b).

Vancouver, Canada
May 12, 2006, except as to Note 1 (b) which is	Chartered Accountants
as of October 5, 2006 and Notes 13 and 14(b)
which are as of March 9, 2007

Grant Thornton Place
Suite 1600
333 Seymour Street
Vancouver, BC V6B 0A4
T (604) 687-2711
F (604) 685-6569
E Vancouver@GrantThornton.ca
W www.GrantThornton.ca

Canadian Member of Grant Thornton International

F17.3-2

LUMINA RESOURCES CORP.
(An Exploration Stage Enterprise)

CONSOLIDATED BALANCE SHEETS

	March 31,	March 31,
	2006	2005
	(Restated -Note 1(b))
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,289,787	$1
Receivables	18,582	-
Prepaid expenses	1,425	-
TOTAL CURRENT ASSETS	1,309,794	1
EQUIPMENT (Note 3)	18,480	-
MINERAL PROPERTIES (Notes 1(b) and 4)	4,635,474	-
TOTAL ASSETS	$5,963,748	$1
LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$158,587	$-
FUTURE INCOME TAX (Notes 10 and 12)	668,151	-
TOTAL LIABILITIES	826,738	-
SHAREHOLDERS’ EQUITY
SHARE CAPITAL (Notes 1(b) and 6)	6,022,277	1
CONTRIBUTED SURPLUS (Notes 1(b) and 7(b))	247,021	-
DEFICIT	(1,132,288)	-
TOTAL SHAREHOLDERS’ EQUITY	5,137,010	1
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$5,963,748	$1
Subsequent events (Note 14)

See Accompanying Notes to the Consolidated Financial Statements

F17.3-3

LUMINA RESOURCES CORP.
(An Exploration Stage Enterprise)

CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT

		For the Period
		from inception
	For the Year	(February 28,
	Ended	2005)
	March 31,	to March 31,
	2006	2005
	(Restated - Note 1(b))
GENERAL AND ADMINISTRATIVE
EXPENSES
Stock-based compensation	$233,629	$-
Investor relations and promotion	97,753	-
Management and consulting services	54,945	-
Audit and accounting	36,195	-
Office and administration	32,820	-
Regulatory and transfer agent fees	22,650	-
Amortization	13,641	-
Legal	889	-
Less: interest income	(28,385)	-

LOSS FOR THE PERIOD	(464,137)	-

DEFICIT, BEGINNING OF PERIOD	-	-
Future income tax liability assumed on
reorganization (Notes 1(a) and 10)	(668,151)	-

DEFICIT, END OF PERIOD	(1,132,288)	-

BASIC AND DILUTED LOSS PER SHARE	$(0.03)	$-

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	18,209,236	-

See Accompanying Notes to the Consolidated Financial Statements

F17.3-4

LUMINA RESOURCES CORP.
(An Exploration Stage Enterprise)

CONSOLIDATED STATEMENTS OF CASH FLOWS

		For the Period
		from inception
	For the Year	(February 28,
	Ended	2005)
	March 31,	to March 31,
	2006	2005
	(Restated–Note 1(b))

CASH PROVIDED FROM (USED IN):

OPERATING ACTIVITIES
Net loss for the period	$(464,137)	$-
Items not involving cash:
Amortization	13,641	-
Stock-based compensation	233,629	-

Net changes in non-cash working capital items:
Receivables	(4,930)	-
Prepaid expenses	1,158	-
Accounts payable and accrued liabilities	38,551	-

	(182,088)	-

FINANCING ACTIVITIES
Shares issued for cash
- upon incorporation	-	1
- upon reorganization of Lumina (Note 1)	3,791,427	-
- upon exercise of options	3,380	-

	3,794,807	1

INVESTING ACTIVITIES
Purchase of equipment	(12,473)	-
Expenditures on mineral properties	(2,430,280)	-
Accounts payable and accrued liabilities incurred for
mineral property expenditures	119,820	-

	(2,322,933)	-

INCREASE IN CASH AND CASH EQUIVALENTS	1,289,786	1

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1	-

CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,289,787	$1

Supplemental cash flow information (Note 9)

See Accompanying Notes to the Consolidated Financial Statements

F17.3-5

LUMINA RESOURCES CORP.
(An Exploration Stage Enterprise)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2006

1.	NATURE OF OPERATIONS

	(a)	Operations

Lumina Resources Corp. (the “Company”) was incorporated on February 28, 2005, pursuant to the Business Corporations Act of British Columbia and was inactive until May 19, 2005. On this date, Lumina Copper Corp. (“Lumina”) completed a reorganization, by way of a statutory plan of arrangement, and restructured into four separate companies, the existing company, which changed its name to Regalito Copper Corp., and three new companies. Shareholders of Lumina received one share of each of the three new companies for each share held in the existing company.

The Company is one of the three new companies formed under the reorganization. The Company received all of the issued and outstanding shares of CRS Copper Resources Corp. (“CRS”) and Moraga Resources Ltd. (“Moraga”), which together hold a 100% interest in the Hushamu, Redstone and Casino properties. The Company also received cash and other assets from Lumina. In consideration, the Company issued 20,917,441 common shares. The shares were valued at $5,994,970, being the aggregate value of the cash received and the carrying value of the vended net assets, at the date of the reorganization. As the reorganization of Lumina resulted in no substantive change in the beneficial ownership of Lumina and the ownership interests of the Company were identical to that of Lumina on the date of reorganization, the vended net assets have been recorded at their carrying values to Lumina on the date of reorganization.

The net assets acquired by the Company on May 19, 2005 were as follows:

Cash	$3,791,427
Net working capital	35,667
Mineral properties	2,167,876

5,994,970
Future income tax liability assumed (Note 10)	(668,151)

$5,326,819

Pursuant to anti-dilution provisions of options and warrants outstanding in Lumina on the date of reorganization, the Company granted options for the purchase of up to 875,000 common shares to holders of Lumina options (Note 7) and issued warrants for the purchase of up to 100,000 common shares (Note 8).

The Company is engaged in the identification, acquisition, exploration and development of mineral resources and is considered to be in the exploration stage as it has not placed any of its mineral properties into production.

The Company has entered into mineral property acquisition and option agreements that will require future outlays of cash in order to maintain the properties and options in good standing or in order to fulfil contractual obligations. The Company’s continuing operations as intended are dependent on management’s ability to raise required funding through future equity issuances, asset sales or a combination thereof.

(b)	Restatement

As disclosed in Note 1(a), the Company granted options for the purchase of up to 875,000 common shares to the holders of Lumina options on the date of the reorganization.

F17.3-6

LUMINA RESOURCES CORP.
(An Exploration Stage Enterprise)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2006

The Company’s financial statements have been restated to record the fair value of these options in accordance with CICA 3870.

The Company has also recognized additional stock based compensation on certain options granted subsequent to the reorganization.

These restatements have resulted in the following changes to the Company’s consolidated financial statements:

As at
March 31, 2006
Mineral properties
As previously reported	$4,598,156
Increase in capitalized stock-based compensation expense related to
875,000 options	36,200
Increase in capitalized stock-based compensation related to the vesting of
options granted subsequent to the reorganization	1,118
As restated	$4,635,474
Share Capital
As previously reported	$5,999,985
Fair value of options exercised .	22,292
As restated	$6,022,277
Contributed surplus
As previously reported	$85,011
Fair value of options exercised	(22,292)
Increase in stock-based compensation expense related to 875,000 options	121,111
Increase in stock-based compensation related to the vesting of options
granted subsequent to the reorganization	63,191
As restated	$247,021

F17.3-7

LUMINA RESOURCES CORP.
(An Exploration Stage Enterprise)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2006

1.	NATURE OF OPERATIONS (continued)

(b)	Restatement (continued)

Deficit
As previously reported	$(985,304)
Increase in stock-based compensation expense related to 875,000 options	(84,911)
Increase in stock-based compensation related to the vesting of options
granted subsequent to the reorganization	(62,073)
As restated	$(1,132,288)

Year Ended
March 31, 2006
Stock-based compensation
As previously reported	$86,645
Increase in stock-based compensation expense related to 875,000 options	84,911
Increase in stock-based compensation related to the vesting of options
granted subsequent to the reorganization	62,073
As restated	$233,629
Net loss for the period
As previously reported	$(317,153)
Increase in stock-based compensation expense related to 875,000 options	(84,911)
Increase in stock-based compensation related to the vesting of options
granted subsequent to the reorganization	(62,073)
As restated	$(464,137)
Basic and diluted loss per share
As previously reported	$(0.02)
Increase in stock-based compensation expense related to 875,000 options	(0.01)
Increase in stock-based compensation related to the vesting of options
issued subsequent to the reorganization	-
As restated	$(0.03)

F17.3-8

LUMINA RESOURCES CORP.
(An Exploration Stage Enterprise)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2006

2.	SIGNIFICANT ACCOUNTING POLICIES

(a)	Principles of presentation

The Company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in Canada. As described in note 13, these principles differ in certain material respects from accounting principles generally accepted in the United States.

These consolidated financial statements are presented in Canadian dollars and they include the accounts of Lumina Resources Corp. and its wholly-owned subsidiaries, CRS and Moraga.

(b)	Management estimates

The preparation of financial statements in conformity with generally accepted accounting principles in Canada requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(c)	Cash and cash equivalents

Cash and cash equivalents include cash on hand, demand deposits and short term, highly liquid investments that are readily convertible to known amounts of cash within ninety days of purchase.

(d)	Equipment

Equipment is stated at cost. Amortization is provided on the declining balance basis on furniture and office equipment at 20% per annum and on computer equipment at 30% per annum.

(e)	Mineral properties

The Company capitalizes all direct costs related to investments in mineral property interests on a property by property basis. Such costs include mineral property acquisition costs and exploration and development expenditures, net of any recoveries. Costs are deferred until such time as the extent of mineralization has been determined and mineral property interests are either developed, the property sold or the mineral rights are allowed to lapse.

Capitalized costs are reviewed, on a property by property basis, to consider whether there are any conditions that may indicate impairment. When the carrying value of a property exceeds its net recoverable amount estimated by quantifiable evidence of an economic geological resource or reserve, joint venture expenditure commitments or the Company’s assessment of its ability to sell the property for an amount less than the deferred costs, the property is written down for the impairment in value.

From time to time the Company may acquire or dispose of a mineral property interest pursuant to the terms of an option agreement. Where the options are exercisable entirely at the discretion of the Company or the optionee, the amounts payable or receivable are recorded as property costs or recoveries when the payments are made or received.

F17.3-9

LUMINA RESOURCES CORP.
(An Exploration Stage Enterprise)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2006

2.	SIGNIFICANT ACCOUNTING POLICIES (continued)

Capitalized costs are depleted over the useful lives of the properties upon commencement of commercial production or written off if the properties are abandoned or the claims allowed to lapse.

Although the Company has taken steps to verify the title to mineral properties in which it has an interest, in accordance with industry standards for the current stage of exploration of such properties, these procedures do not guarantee the Company’s title. Property title may be subject to unregistered prior agreements or transfers and title may be affected by undetected defects.

(f)	Stock based compensation

The Company follows the recommendations of CICA Handbook Section 3870, “Stock-based Compensation and Other Stock-based Payments.” This Section establishes standards for the recognition, measurement and disclosure of stock-based compensation and other stock-based payments made in exchange for goods and services. This standard requires that all stock- based awards made to employees and non-employees be measured and recognized using a fair value based method.

(g)	Income taxes

The Company follows the asset and liability method of accounting for income taxes. Under this method, current income taxes are recognized for the estimated income taxes payable for the period. Future income tax assets and liabilities are recognized in the period for temporary differences between the tax and accounting bases of assets and liabilities as well as for the potential benefit of income tax losses carried forward to future years.

Future income tax assets and liabilities are measured using enacted or substantively enacted tax rates and laws expected to apply in the years in which temporary differences are expected to be recovered or settled. The effect of a change in tax rates on future income tax assets and liabilities is recognized in operations in the period that includes the substantive enactment date. A valuation allowance is recognized to the extent it is considered not likely that future income tax assets will be realized.

(h)	Amounts per share

Amounts per share are calculated using the weighted average number of shares outstanding. The Company uses the treasury stock method to calculate fully diluted earnings per share. Diluted per share amounts are not presented as the effect of the exercise of outstanding options and warrants is anti-dilutive. 1,298,000 stock options and 100,000 warrants were excluded from the earning per share calculation as at March 31, 2006.

(i)	Environmental protection practices

The Company is subject to the laws and regulations relating to environmental matters in all jurisdictions in which it operates, including provisions relating to property reclamation, discharge of hazardous material and other matters. The Company may also be held liable should environmental problems be discovered that were caused by former owners and operators of its properties and properties in which it has previously had an interest.

F17.3-10

LUMINA RESOURCES CORP.
(An Exploration Stage Enterprise)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2006

2.	SIGNIFICANT ACCOUNTING POLICIES (continued)

The Company conducts its mineral exploration activities in compliance with applicable environmental protection legislation. The Company is not aware of any existing environmental problems related to any of its current or former properties that may result in material liability to the Company.

(j)	Capital stock issued for other than cash

Capital stock issued for other than cash is valued at the price at which the stock traded on the principal stock exchange on which the stock trades at the time the agreement to issue the stock is made or, if such issuance is at the option of the Company, at the time the Company determines to issue such stock.

(k)	Flow-through financing

The Company has financed a portion of its exploration activities through the issue of flow- through shares, which transfer the tax deductibility of exploration expenditures to the investor. The proceeds received on the issue of such shares have been credited to capital stock. Resource expenditure deductions for income tax purposes related to exploration and development activities funded by flow-through share arrangements are renounced to investors in accordance with income tax legislation. When these expenditures are renounced, temporary taxable differences created by the renunciation will reduce share capital.

(l)	Asset retirement obligations

The Company recognizes the fair value of liabilities for asset retirement obligations in the period in which a reasonable estimate of such costs can be made. The asset retirement obligation is recorded as a liability with a corresponding increase to the carrying amount of the related long- lived asset. Subsequently, the asset retirement cost is allocated to expenses using a systematic and rational method and is also adjusted to reflect period-to-period changes in the liability resulting from passage of time and revisions to either timing or the amount of the original estimate of the undiscounted cash flow. As at March 31, 2006, the Company did not have any asset retirement obligations.

3.	EQUIPMENT

		2006		2005
		Accumulated	Net Book	Net Book
	Cost	Amortization	Value	Value

Furniture and office equipment	$32,121	$13,641	$18,480	$-

F17.3-11

LUMINA RESOURCES CORP.
(An Exploration Stage Enterprise)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2006

4.	MINERAL PROPERTIES

At March 31, 2006, the Company's mineral properties are comprised of properties located in Canada.

	Hushamu	Redstone	Casino	Total
Balance, at inception and
at March 31, 2005	$-	$-	$-	$-

Additions during year:
Property acquisition (Note 1)	535,591	830,921	801,364	2,167,876
Staking	-	222,226	-	222,226
Option payment	40,000	-	-	40,000

Property exploration
Drilling	593,788	-	-	593,788
Geological	348,668	225,552	1,552	575,772
Air transport	33,058	266,052	-	299,110
Travel & accommodation	184,537	55,219	-	239,756
Assays	200,072	-	-	200,072
Geophysical	132,805	24,780	-	157,585
Taxes and filing fees	53,591	29,180	2,415	85,186
Stock based compensation	37,318	-	-	37,318
Security deposit	3,500	25,000	-	28,500
Recoveries	(11,715)	-	-	(11,715)

Balance, March 31, 2006
(as restated)	$2,151,213	$1,678,930	$805,331	$4,635,474

(a)	Hushamu Property

The Company owns a 100% interest in the Hushamu Property, which consists of 163 mineral claims located on northern Vancouver Island, British Columbia. Should a production decision be made to commercially develop these claims, a payment of $1,000,000 is payable to a former owner. In addition, the claims are subject to a 10% net profits interest royalty.

Pursuant to a letter agreement dated February 3, 2005, the Company obtained an option to acquire a 100% interest in 54 mineral claims located on Vancouver Island, British Columbia, Canada in consideration of cash payments in the aggregate of $200,000, payable over a three year period (as of March 31, 2006, $40,000 paid by the Company, $20,000 paid by the predecessor company). Should a production decision be made, an additional $800,000, payable in cash or in shares at the Company’s election, will be paid to the optionor. The mineral claims comprise 14,600 hectares surrounding the Company’s Hushamu Property.

As additional consideration for this option, the Company granted the right to the optionor to explore and exploit the Hushamu claims for non-metallic industrial minerals, subject to the Company’s right to terminate such activities should such right conflict with the Company’s plans for the property.

(b)	Redstone Property

The Company owns a 100% interest in the Redstone Property which consists of 55 mineral claims and 5 mineral leases expiring in 2013 covering 60 units in the Coates Lake area of the Northwest Territories, Canada. The mineral leases are subject to a net smelter return royalty of 3% to 4%, depending on the average price of copper at the time of production.

F17.3-12

LUMINA RESOURCES CORP.
(An Exploration Stage Enterprise)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2006

4.	MINERAL PROPERTIES (continued)

(c) Casino Property

The Casino property encompasses 161 mining claims, all of which are subject to a 5% net profits royalty. A third party has a pre-existing option to purchase 55 of the claims for $1 each and a 10% net profits royalty.

Pursuant to an agreement dated July 15, 2002 with Great Basin Gold Ltd. the Company has an option to purchase a 100% interest in the Casino Deposit claim group located in the Whitehorse Mining Division, Yukon Territory, Canada. The option may be exercised at any time until July 15, 2007 by paying $1,000,000 to Great Basin.

5.	RELATED PARTY TRANSACTIONS

The Company paid $53,099 for management and geological consulting services to its president.

The Company shares general and administrative expenses on a pro-rata basis with four other companies having certain directors in common. These expenses include $6,993 for rental of office space and $11,763 for management fees. Included in accounts payable and accrued liabilities is an amount of $8,007 owed to one of the companies for shared expenses.

The foregoing related party transactions are recorded at the exchange amount, which is the amount of consideration paid or received as established and agreed to between the parties. The exchange amount was negotiated and established and agreed to by the related parties as if they were dealing at arm’s length.

6.	SHARE CAPITAL

(a) Authorized

An unlimited number of common shares without par value.

(b) Issued and outstanding

Common shares:

	Number of
	Shares	Amount

Shares issued on incorporation	1	$1

Issued pursuant to the reorganization of Lumina
(Note 1(a)) for cash and other consideration:
- for cash	20,917,441	3,791,427
- for mineral properties	-	2,167,876
- for net working capital	-	35,667

	20,917,442	5,994,971

Exercise of options (Note 7)
- for cash	92,000	3,380
- fair value of options exercised	-	23,926

Balance, March 31, 2006 (as restated)	21,009,442	$6,022,277

F17.3-13

LUMINA RESOURCES CORP.
(An Exploration Stage Enterprise)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2006

7.	STOCK OPTIONS

	(a)	Options Outstanding

Pursuant to the reorganization of Lumina (Note 1(a)), holders of Lumina options received options to purchase the same number of common shares of the Company at exercise prices deemed to be 0.8% of the original exercise price of the Lumina options. Options to acquire 875,000 common shares were granted in this connection.

Under the Company’s stock option plan, the board of directors may grant options for the purchase of up to a total of 10% of the total number of issued and outstanding common shares of the Company. Options granted under the plan vest over time at the discretion of the board of directors. Exercise prices on options granted under the plan are determined by reference to the market value on the date of the grant,

Summary of the Company’s stock options as at March 31, 2006 and changes during the period then ended is as follows:

		Weighted
		Average
	Number	Exercise
	of Shares	Price

Granted pursuant to reorganization	875,000	$0.03
Granted subsequent to reorganization	515,000	0.54
Exercised	(92,000)	0.04

Outstanding at March 31, 2006	1,298,000	$0.27

At March 31, 2006, the Company has outstanding stock options to purchase an aggregate 1,298,000 common shares as follows:

	Options Outstanding		Options Exercisable
Number		Exercise	Number	Exercise
of Shares	Expiry Date	Price	of Shares	Price

450,000	June 6, 2008	$0.01	450,000	$0.01
25,000	August 8, 2008	0.01	25,000	0.01
150,000	October 17, 2008	0.03	150,000	0.03
100,000	April 20, 2009	0.07	25,000	0.07
38,000	December 2, 2009	0.04	38,000	0.04
20,000	January 27, 2010	0.05	20,000	0.05
240,000	June 17, 2010	0.75	79,500	0.75
5,000	August 23, 2010	0.43	5,000	0.43
270,000	January 13, 2011	0.36	90,002	0.36

1,298,000		$0.27	882,502	$0.12

F17.3-14

LUMINA RESOURCES CORP.
(An Exploration Stage Enterprise)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2006

7.	STOCK OPTIONS (continued)

(b)	Stock Based Compensation

	Number of	Fair Value Amount
	Options	Unvested	Vested
		(Restated)	(Restated)
Granted pursuant to reorganization	875,000	$9,249	$130,406
Granted subsequent to reorganization	515,000	89,623	140,541
Exercised	(92,000)	-	(23,926)

Unexercised options, March 31, 2006
(as restated)	1,298,000	$98,872	$247,021

The fair value used to calculate the compensation expense related to the stock options issued is estimated using the Black-Scholes Option Pricing Model with the following assumptions:

Weighted average:
Risk-free interest rate	3.10%
Expected dividend yield	-
Expected stock price volatility	99%
Expected option life in years	2

Option pricing models require the input of highly subjective assumptions including the expected price volatility. Changes in the subjective input assumptions can materially affect the fair value estimate.

8.	WARRANTS

Pursuant to the reorganization of Lumina (Note 1(a)), warrants were issued by Lumina that enable the holder to acquire up to 100,000 common shares of each of the four companies created under the reorganization (“Lumina Warrants”). The Lumina Warrants were exercisable until March 14, 2007 at $9.22 per share from which the Company would receive 0.76% of the proceeds or $0.07 per exercise. The Lumina Warrants were not exercisable except to acquire common shares of all four companies concurrently.

On February 14, 2006, the Lumina Warrants were cancelled. The Company issued replacement warrants for the acquisition of up to 100,000 common shares exercisable at a price of $0.07 per share to March 14, 2007 and exercisable independently of the warrants issued by the other companies created under the amalgamation. The replacements were accounted for as a modification of the Lumina warrants and did not result in an increase in value of the warrants.

F17.3-15

LUMINA RESOURCES CORP.
(An Exploration Stage Enterprise)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2006

9.	SUPPLEMENTAL CASH FLOW INFORMATION

Significant non-cash financing and investing activities

Common shares issued pursuant to the reorganization of
Lumina (Note 1) for:
- mineral properties	$2,167,876
- net working capital	35,667

10.	FLOW-THROUGH SHARES

Flow-through shares entitle a company that incurs certain resource expenditures in Canada to renounce them for tax purposes allowing the expenditures to be deducted for income tax purposes by the investors who purchased the shares. A future income tax liability arises from the renunciation of mineral exploration costs to investors of flow-through shares.

In December, 2004, Lumina Copper Corp. raised $2,135,000 from the issuance of flow-through shares for its subsidiary at the time, CRS (Note 1(a)). Substantially all the proceeds raised by the issuance of the flow-through shares have been spent on qualified mineral exploration expenditures by CRS after the reorganization (while CRS was a subsidiary of the Company) while the exploration costs were renounced by Lumina Copper Corp. before the reorganization. As such, the mineral properties transferred to the Company as part of the reorganization have a tax basis that is less than their accounting basis to the extent that exploration expenditures had been renounced by Lumina Copper Corp. before the May 19, 2005 reorganization thus resulting in the assumption of a future income tax liability by the Company as a result of the reorganization.

This future income tax liability has been recorded as an increase in the Company’s deficit on the date of the reorganization.

11.	SEGMENTED DISCLOSURE

The Company has one operating segment, mineral exploration, and all capital assets of the Company are located in Canada.

F17.3-16

LUMINA RESOURCES CORP.
(An Exploration Stage Enterprise)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2006

12.	INCOME TAXES

As at March 31, 2006, the Company has non-capital losses of approximately $703,000 which may be applied against future income for income tax purposes to the year 2016. The potential future tax benefits of these losses have not been recorded in these financial statements.

The reconciliation of the Company’s income tax provision computed at statutory rates to the reported income tax provision is as follows:

	2006	2005

	34.50%	35.62%

Income tax benefit computed at Canadian statutory rates	$160,127	$-
Stock based compensation	(80,602)	-
Other differences	17,366	-
Unrecognized tax losses	(96,891)	-

	$-	$-

Future income tax assets and liabilities are recognized for temporary differences between the carrying amount of the balance sheet items and their corresponding tax values as well as for the benefit of losses available to be carried forward to future years for tax purposes that are likely to be realized. Significant components of the Company’s future tax assets and liabilities, after applying enacted corporate income tax rates, are as follows:

	2006	2005
Future income tax assets
Temporary differences in assets	$6,128	$-
Net tax losses carried forward	242,665	-
	248,793	-
Valuation allowance for future income tax assets	(248,793)	-
Net future income tax assets	-	-
Future income tax liability
Temporary differences in mineral properties	668,151	-
Future income tax liabilities	$668,151	$-

F17.3-17

LUMINA RESOURCES CORP.
(An Exploration Stage Enterprise)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2006

13.	MATERIAL DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP)

These consolidated financial statements have been prepared in accordance with Canadian GAAP, which differ from those principles and practices that the Company would have followed had its financial statements been prepared in accordance with GAAP, as described below.

a)	Mineral property exploration expenditures

Mineral property exploration expenditures are accounted for in accordance with Canadian GAAP as disclosed in note 2.

For U.S. GAAP purposes, mineral property exploration expenditures are expensed when incurred until it can be proven that economically viable reserves are present in the property and the Company has the ability and intention to pursue exploitation of these reserves.

Mineral property development expenditures incurred subsequent to the determination of the feasibility of mining operations are capitalized until the property to which they relate is placed into production, sold, allowed to lapse or abandoned, or when impairment in value has been determined to have occurred.

Mineral property acquisition costs include the cash consideration and the fair value of common shares and warrants issued for mineral property interests, pursuant to the terms of the relevant agreement. Mineral properties are written off if the property is sold, allowed to lapse, abandoned, or when impairment in the value has been determined to have occurred. Mineral property sales proceeds or option payments received for exploration rights are treated as cost recoveries.

b)	Comprehensive Income

U.S. GAAP requires disclosure of comprehensive income (loss) which is intended to reflect all other changes in equity except those resulting from contributions by, and payments to owners. The Company has no other comprehensive income items and therefore earnings (loss) is the same as comprehensive income (loss).

c)	Income taxes

Under Canadian GAAP, future income taxes are calculated based on enacted or substantively enacted tax rates applicable to future years. Under U.S. GAAP, only enacted rates are used in the calculation of future income taxes. This GAAP difference did not result in a difference in the financial position, results of operations or cash flows of the Company for the year ended March 31, 2006.

F17.3-18

LUMINA RESOURCES CORP.
(An Exploration Stage Enterprise)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2006

13.	MATERIAL DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (continued)

Had the Company followed U.S. GAAP, the foregoing differences would have had the following effects on its financial statements.

Balance Sheets

	As at	As at
	March 31,	March 31,
	2006	2005
	$	$

Mineral properties - under Canadian GAAP	4,635,474	-
Cumulative exploration expenditures written off under
U.S. GAAP (a)	(2,205,372)	-

Mineral properties - under U.S. GAAP	2,430,102	-

Future income tax liability – under Canadian GAAP	668,151	-
Future income tax effect of cumulative exploration
expenditures written off under U.S. GAAP	(668,151)	-

	-	-

Shareholders’ equity - under Canadian GAAP	5,137,010	1
Cumulative exploration expenditures written off under
U.S. GAAP (a)	(2,205,372)	-
Future income tax effect of cumulative exploration
expenditures written off under U.S. GAAP	668,151	-

Shareholders’ equity - under U.S. GAAP	3,599,789	1

F17.3-19

LUMINA RESOURCES CORP.
(An Exploration Stage Enterprise)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2006

13.	MATERIAL DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (continued)

Statements of Loss and Deficit

	From Inception	For the year	For the year
	(February 28,	ended	ended
	2005 – March 31,	March 31,	March 31,
	2006)	2006	2005
	$	$	$

Earnings (Loss) for the period - under
Canadian GAAP	(464,137)	(464,137)	-
Exploration expenditures for the period (a)	(2,205,372)	(2,205,372)	-

Earnings (Loss) for the period - under U.S.
GAAP	(2,669,509)	(2,669,509)	-

Retained Earnings (Deficit) - under U.S.
GAAP, Beginning of period	-	-	-
Earnings (Loss) for the period - under U.S.
GAAP (a), (b)	(2,669,509)	(2,669,509)

Retained Earnings (Deficit) - under U.S.
GAAP, End of period	(2,669,509)	(2,669,509)	-

Basic and diluted earnings (loss) per share
Under Canadian GAAP		($0.03)	-
Under U.S. GAAP		($0.15)	-

Weighted average number of shares
outstanding under Canadian and U.S.
GAAP		18,209,236	-

F17.3-20

LUMINA RESOURCES CORP.
(An Exploration Stage Enterprise)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2006

13.	MATERIAL DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (continued)

Statements of Cash Flows

Operating activities	From Inception	For the year	For the year
	(February 28,	ended	ended
	2005 – March 31,	March 31,	March 31,
	2006)	2006	2005
	$	$	$
Cash provided by (used in) operating
activities, under Canadian GAAP	(182,088)	(182,088)	-
Adjustment for mineral properties and
deferred exploration (a)	(2,048,234)	(2,048,234)	-

Cash provided by (used) in operating
activities, under U.S. GAAP	(2,230,322)	(2,230,322)	-

Financing activities	From Inception	For the year	For the year
	(February 28,	ended	ended
	2005 – March 31,	March 31,	March 31,
	2006)	2006	2005
	$	$	$
Cash provided by (used in) financing
activities, under Canadian and U.S.
GAAP	3,794,808	3,794,807	1

Investing activities	From Inception	For the year	For the year
	(February 28,	ended	ended
	2005 – March 31,	March 31,	March 31,
	2006)	2006	2005
	$	$	$
Cash provided by (used in) investing
activities, under Canadian GAAP	(2,322,933)	(2,322,933)	-
Adjustment for mineral properties and
deferred exploration (a)	2,048,234	2,048,234	-

Cash provided by (used in) investing
activities, under U.S. GAAP	(274,699)	(274,699)	-

F17.3-21

LUMINA RESOURCES CORP.
(An Exploration Stage Enterprise)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2006

13.	MATERIAL DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (continued)

d)	Recent U.S. accounting pronouncements

i)

The Company follows SFAS No. 143, “Accounting for Asset Retirement Obligations”, which is the equivalent of CICA Section 3110. In March 2005, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation (“FIN”) No. 47, “Accounting for Conditional Asset Retirement Obligations”, to clarify when sufficient information would be available to reasonable estimate the timing and cost of performing a conditional asset retirement obligation. FIN No. 47 applies to fiscal years ending after December 15, 2005. Its application has not had an effect on the Company’s consolidated financial statements.

ii)

At the September 29 and 30, 2004 and the November 17 and 18, 2004 Emerging Issues Task Force (“EITF”) meetings, the EITF discussed Issue 04-10, Determining Whether to Aggregate Operating Segments That Do Not Meet the Quantitative Thresholds (“EITF 04-10). EITF 04-10 concludes that a company, when determining if operating segments that do not meet the quantitative thresholds of FASB Statement No 131, Disclosures about Segments of an Enterprise and Related Information (“SFAS No. 131”) should be aggregated, may aggregate such operating segments only if aggregation is consistent with the objective and basic principle of SFAS No. 131, that they have similar economic characteristics, and that the segments share a majority of the aggregation criteria listed in (a) through (e) of paragraph 17 of SFAS No. 131. The consensus in EITF 04-10 should be applied for fiscal years ending after September 15, 2005. The application of this consensus does not affect the presentation of the Company’s operating segment.

iii)

In March 2005, the EITF issued EITF 04-6, “Accounting for Stripping Costs in the Mining Industry”. The consensus indicated that costs of removing overburden and waste materials (“stripping costs”) after production begins, represent variable production costs and should be considered a component of mineral inventory cost subject to the guidance in Chapter 4 of Accounting Research Bulletin No. 43 “Restatement and Revision of Accounting Research Bulletins”. EITF 04-6 is effective for fiscal years beginning after December 15, 2005 and upon adoption, can be applied by either retroactively restating prior periods or using a cumulative catch-up adjustment. The Company believes that this Statement will have no impact on its consolidated financial statements.

iv)

In September 2005, FASB issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections – a replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS 154”). SFAS 154 requires retrospective application to prior periods’ financial statements of a change in accounting principle unless it is impracticable to do so. This is a change from the existing practice that requires most accounting changes to be accounted for by including in net income in the period of the change the cumulative effect of changing to the new accounting principle. SFAS 154 will be effective for accounting changes and corrections of errors made in

F17.3-22

LUMINA RESOURCES CORP.
(An Exploration Stage Enterprise)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2006

fiscal years beginning after December 31, 2005. The impact of SFAS 154 cannot be determined until such time the Company makes a change in accounting policy.

v)

In February 2006, the FASB issued FASB Staff Position (“FSP”) FAS 123R-4 “Classification of Options and Similar Instruments Issued as Employee Compensation That Allow for Cash Settlement upon the Occurrence of a Contingent Event.” FSP FAS 123R-4 addresses the classification of options and similar instruments issued as employee compensation that allow for cash settlement upon the occurrence of a contingent event and amends paragraphs 32 and A229 of SFAS 123R. The Company was required to apply the guidance in FSP FAS 123R-4 in the current year. Its adoption has not had a significant impact on the Company’s consolidated financial statements.

e)	Recent Canadian accounting pronouncements

i)

In January 2005, the CICA issued Handbook Section 3855, “Financial Instruments – Recognition and Measurement.” It prescribes when a financial asset, financial liability or non-financial derivative is to be recognized on the balance sheet and at what amount, requiring fair value or cost-based measures under different circumstances. It also specifies how financial instrument gains and losses are to be presented. It applies to interim and annual financial statements for fiscal periods beginning on or after October 1, 2006 and will be adopted by the Company on April 1, 2007. Transitional provisions vary based on the type of financial instruments under consideration. The effect on the Company’s consolidated financial statements is not expected to be material.

ii)

CICA Handbook Section 1530, “Comprehensive Income”, was issued in January 2005 to introduce new standards for reporting and presenting comprehensive income. Comprehensive income is the change in equity (net assets) of a company during a reporting period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period except for changes resulting from investments by owners and distributions to owners. It applies to interim and annual financial statements for fiscal periods beginning on or after October 1, 2006 and will be adopted by the Company on April 1, 2007. Financial statements for prior periods will be required to be restated for certain comprehensive income items. The effect on the Company’s consolidated financial statements is not expected to be material.

iii)

In September 2005, the CICA issued Section 3831 “Non-monetary Transactions”. This section supersedes Section 3830 “Non-monetary Transactions” and establishes standards for the measurement and disclosure of non-monetary transactions and defines when an exchange of assets is measured at fair value and when an exchange of assets is measured at carrying amount. Section 3831 applies to all non-monetary transactions initiated in periods beginning on or after January 1, 2006. The application of Section 3831 had no impact on the consolidated financial statements of the Company.

iv)

The CICA replaced Section 3250, “Surplus”, with Section 3251, “Equity”, establishing standards for the presentation of equity and changes in equity during a reporting period. This pronouncement applies to interim and annual financial statements relating to fiscal years beginning on or after October 1, 2006. The Company plans to adopt this standard beginning on April 1, 2007. The effect on the Company’s consolidated financial statements is not expected to be material.

F17.3-23

LUMINA RESOURCES CORP.
(An Exploration Stage Enterprise)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2006

14.	SUBSEQUENT EVENTS

a)	Shares

On May 10, 2006, pursuant to a compensation agreement, the Company issued 79,000 common shares as a bonus payment to the Company’s president for services rendered.

b)	Plan of Arrangement

The Company entered into a Letter Agreement dated September 15, 2006 and a definitive Arrangement Agreement dated October 20, 2006 with Western Copper Corp. (“Western Copper”) whereby Western Copper, through a plan of arrangement, would acquire all of the issued and outstanding shares of the Company. Under the plan of arrangement, the Company’s shareholders would receive one share of Western Copper for one Company share.

The transaction was approved by the Company’s shareholders on November 24, 2006 and by the Supreme Court of British Columbia on November 27, 2006. The transaction closed on November 30, 2006. In connection with the successful completion of the transaction, the Company approved certain termination and director compensation payments totalling $300,000.

F17.3-24